EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS;
LOWERS FULL YEAR ESTIMATE

Third Quarter 2015 Highlights

•	Net income per share of $1.16
•	Adjusted net income per share of $1.26
•	Metal container volume growth of 8 percent
•	Footprint optimization progress continued, negatively impacting profit
•	Announced closure of two plastic container facilities

STAMFORD, CT, October 21, 2015 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported third quarter 2015 net income of $70.3 million, or $1.16 per diluted share, as compared to third quarter 2014 net income of $83.3 million, or $1.31 per diluted share.

“Logistical challenges and incremental costs related to our footprint optimization programs acutely impacted third quarter results as we reported adjusted net income per diluted share of $1.26,” said Tony Allott, President and CEO.  “Our metal container business continued to experience volume growth in the quarter which continued to strain our existing infrastructure and increased our freight and logistics costs.  Our closures business also saw volume growth in the quarter and continued to perform well operationally.  Our plastic container business continued a major plant optimization program, affecting almost all of its production locations, and significantly increased certain costs to minimize disruption to customers.  While we remain fully committed to this program, it is clear that in the plastic

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SILGAN HOLDINGS
October 21, 2015

container business it will be more challenging and take longer than we had originally projected,” continued Mr. Allott.  “Based on our year-to-date performance and our outlook for the remainder of the year which assumes ongoing incremental spending in the plastic container business as well as the impact of a truncated fruit and vegetable pack in the U.S., we are lowering our full year 2015 earnings estimate of adjusted net income per diluted share to a range of $2.88 to $2.98,” concluded Mr. Allott.

Adjusted net income per diluted share was $1.26 for the third quarter of 2015, after adjustments increasing net income per diluted share by $0.10.  Adjusted net income per diluted share was $1.33 for the third quarter of 2014, after adjustments increasing net income per diluted share by $0.02. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the third quarter of 2015 were $1.20 billion, a decrease of $24.9 million, or 2.0 percent, as compared to $1.23 billion in 2014.  This decrease was the result of a decrease in net sales in the closures and plastic container businesses due partly to the impact of unfavorable foreign currency translation, partially offset by an increase in net sales in the metal container business.

Income from operations for the third quarter of 2015 was $121.9 million, a decrease of $25.8 million, or 17.5 percent, as compared to $147.7 million for the third quarter of 2014, and operating margin decreased to 10.1 percent from 12.0 percent for the same periods.  The decrease in income from operations was the result of a decrease in each business due primarily to costs associated with footprint optimization plans, higher rationalization charges and unfavorable foreign currency translation. Rationalization charges were $9.1 million and $2.5 million in the third quarters of 2015 and 2014, respectively.

Interest and other debt expense for the third quarter of 2015 was $17.1 million, a decrease of $2.2 million as compared to the third quarter of 2014, due primarily to lower weighted average interest rates and the impact from favorable foreign currency translation.

The effective tax rate was 32.9 percent and 35.1 percent for the third quarters of 2015 and 2014, respectively.  The effective tax rate in 2015 benefitted from higher income in lower tax jurisdictions.

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SILGAN HOLDINGS
October 21, 2015

Metal Containers

Net sales of the metal container business were $845.4 million for the third quarter of 2015, an increase of $17.7 million, or 2.1 percent, as compared to $827.7 million in 2014.  This increase was primarily a result of higher unit volumes, partially offset by the result of unfavorable foreign currency translation.  Unit volumes increased approximately 8 percent due principally to volumes of smaller size cans associated with the recent acquisition of the Van Can operations and for pet food products.

Income from operations of the metal container business in the third quarter of 2015 decreased $6.2 million to $106.0 million as compared to $112.2 million in 2014, and operating margin decreased to 12.5 percent as compared to 13.6 percent in 2014.  The decrease in income from operations was primarily attributable to higher manufacturing costs due largely to logistical challenges from changes in customer demand patterns, which was further exacerbated as a result of higher volumes in the third quarter of 2015, and a less favorable mix of products sold including volumes associated with the less efficient Van Can operations, partially offset by higher unit volumes.

Closures

Net sales of the closures business were $215.7 million in the third quarter of 2015, a decrease of $25.3 million, or 10.5 percent, as compared to $241.0 million in the third quarter of 2014.  This decrease was primarily the result of the impact of unfavorable foreign currency translation, the pass through of lower resin costs and the cessation of operations in Venezuela at the end of 2014, partially offset by an increase in unit volumes of approximately 1 percent.

Income from operations of the closures business for the third quarter of 2015 decreased $0.6 million to $27.1 million as compared to $27.7 million in 2014, while operating margin increased to 12.6 percent from 11.5 percent over the same periods.  The decrease in income from operations was primarily due to the impact of unfavorable foreign currency translation, partially offset by better operating performance as a result of the benefits of the Portola Packaging integration and plant optimization programs, the favorable impact from the lagged pass through of decreases in resin costs in the current year quarter as compared to the unfavorable impact from resin in the prior year quarter and higher unit volumes.

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SILGAN HOLDINGS
October 21, 2015

Plastic Containers

Net sales of the plastic container business were $142.4 million in the third quarter of 2015, a decrease of $17.3 million, or 10.8 percent, as compared to $159.7 million in the third quarter of 2014.  This decrease was principally due to the pass through of lower raw material costs, the impact of unfavorable foreign currency translation, lower volumes of approximately 1 percent and the unfavorable financial impact from recent longer-term customer contract renewals.

Loss from operations of the plastic container business for the third quarter of 2015 was $7.3 million as compared to income from operations of $13.1 million in 2014.  This decrease was primarily attributable to higher rationalization charges, significant costs and manufacturing inefficiencies associated with the footprint optimization program, the unfavorable financial impact from recent longer-term customer contract renewals, a customer reimbursement for historical project costs in the prior year period, lower volumes and the impact of unfavorable foreign currency translation, partially offset by the favorable impact from the lagged pass through of decreases in resin costs. Rationalization charges in the third quarter of 2015 were $8.9 million related to the announced shut down of two Midwest facilities in conjunction with the ongoing footprint optimization program.  Rationalization charges were $1.3 million in the third quarter of 2014.

Nine Months

Net income for the first nine months of 2015 was $145.9 million, or $2.37 per diluted share, as compared to net income for the first nine months of 2014 of $158.8 million, or $2.49 per diluted share.  Adjusted net income per diluted share for the first nine months of 2015 was $2.49 versus $2.59 in the prior year period, after adjustments increasing net income per diluted share by $0.12 for the first nine months of 2015 and adjustments increasing net income per diluted share by $0.10 for the first nine months of 2014.

Net sales for the first nine months of 2015 decreased $67.3 million, or 2.2 percent, to $2.93 billion as compared to $3.0 billion for the first nine months of 2014.  This decrease was primarily the result of the unfavorable impact of foreign currency translation of approximately $115 million, the pass through of lower raw material costs in the closures and plastic container businesses, the unfavorable financial impact from recent longer-term customer contract renewals, lower volumes in the plastic container business and the cessation of operations in Venezuela at the end of 2014.  These decreases were partially offset by the impact of higher volumes in the metal container and closures businesses.

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SILGAN HOLDINGS
October 21, 2015

Income from operations for the first nine months of 2015 was $267.3 million, a decrease of $34.4 million, or 11.4 percent, from the same period in 2014.  This decrease was primarily a result of higher manufacturing and logistics costs in the metal container business, the unfavorable impact from incremental footprint optimization spending and recent longer-term customer contract renewals, the impact of unfavorable foreign currency translation and higher rationalization charges.  The decrease in income from operations for the first nine months of 2015 was also due to a less favorable mix of products sold in the metal container business, lower volumes in the plastic container business, a customer reimbursement for historical project costs in the prior year period and the impact from a larger inventory reduction in the current year period in the closures business.  These decreases were partially offset by an increase in volumes in the metal container and closures businesses, the favorable impact from the lagged pass through of lower resin costs in the closures and plastic container businesses, operational losses in Venezuela for the nine months ending September 30, 2014 of $2.6 million and foreign currency transactional losses incurred in the prior year period.  Rationalization charges were $10.8 million and $5.0 million in the first nine months of 2015 and 2014, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2015 was $50.4 million, a decrease of $6.5 million as compared to the first nine months of 2014.  This decrease was primarily due to lower weighted average interest rates and the impact from favorable foreign currency translation.  Loss on early extinguishment of debt of $1.5 million in the first nine months of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.

The effective tax rate for the first nine months of 2015 was 32.8 percent as compared to 34.8 percent for the first nine months of 2014.  The effective tax rate in 2015 benefitted from higher income in lower tax jurisdictions.

Outlook for 2015

The Company lowered its estimate of adjusted net income per diluted share for the full year of 2015, which excludes rationalization charges, to a range of $2.88 to $2.98 from the previous range of $3.10 to $3.30.  This estimate compares to adjusted net income per diluted share for the full year of 2014 of $3.17.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2015, which excludes rationalization charges, in the range of $0.38 to $0.48, which includes

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SILGAN HOLDINGS
October 21, 2015

continued incremental spending associated with the footprint optimization programs.  This estimate compares to record adjusted net income per diluted share of $0.58 in the fourth quarter of 2014.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2015 at 11:00 a.m. eastern time on October 21, 2015.  The toll free number for those in the U.S. and Canada is (888) 500-6973, and the number for international callers is (719) 457-2734.  For those unable to listen to the live call, a taped rebroadcast will be available through November 4, 2015.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 8076375.

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Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.9 billion in 2014.  Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2014 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2015	2014	2015	2014

Net sales	$1,203.5	$1,228.4	$2,934.3	$3,001.6

Cost of goods sold	1,018.4	1,022.8	2,493.3	2,524.3

Gross profit	185.1	205.6	441.0	477.3

Selling, general and administrative expenses	54.1	55.4	162.9	170.6

Rationalization charges	9.1	2.5	10.8	5.0

Income from operations	121.9	147.7	267.3	301.7

Interest and other debt expense before loss on
early extinguishment of debt	17.1	19.3	50.4	56.9

Loss on early extinguishment of debt	-	-	-	1.5

Interest and other debt expense	17.1	19.3	50.4	58.4

Income before income taxes	104.8	128.4	216.9	243.3

Provision for income taxes	34.5	45.1	71.0	84.5

Net income	$70.3	$83.3	$145.9	$158.8

Earnings per share:
Basic net income per share	$1.16	$1.31	$2.38	$2.50
Diluted net income per share	$1.16	$1.31	$2.37	$2.49

Cash dividends per common share	$0.16	$0.15	$0.48	$0.45

Weighted average shares (000’s):
Basic	60,417	63,448	61,222	63,480
Diluted	60,696	63,714	61,493	63,827

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2015	2014	2015	2014
Net sales:
Metal containers	$845.4	$827.7	$1,858.0	$1,814.8
Closures	215.7	241.0	620.9	687.0
Plastic containers	142.4	159.7	455.4	499.8
Consolidated	$1,203.5	$1,228.4	$2,934.3	$3,001.6

Income from operations:
Metal containers	$106.0	$112.2	$195.0	$203.6
Closures (a)	27.1	27.7	73.2	70.6
Plastic containers (b)	(7.3)	13.1	11.3	38.9
Corporate	(3.9)	(5.3)	(12.2)	(11.4)
Consolidated	$121.9	$147.7	$267.3	$301.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2015	2014	2014
Assets:
Cash and cash equivalents	$104.2	$145.9	$222.6
Trade accounts receivable, net	623.6	616.3	310.7
Inventories	580.3	588.3	548.8
Other current assets	51.8	56.9	75.7
Property, plant and equipment, net	1,099.9	1,080.2	1,063.6
Other assets, net	1,054.6	1,142.6	1,082.5
Total assets	$3,514.4	$3,630.2	$3,303.9

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$492.7	$446.2	$539.3
Current and long-term debt	1,931.8	1,967.0	1,599.0
Other liabilities	458.0	435.7	455.6
Stockholders’ equity	631.9	781.3	710.0
Total liabilities and stockholders’ equity	$3,514.4	$3,630.2	$3,303.9

(a)
Includes rationalization charges of $0.2 million and $1.2 million for the three months ended September 30, 2015 and 2014, respectively, and $1.4 million and $2.7 million for the nine months ended September 30, 2015 and 2014, respectively.  Includes income from operations in Venezuela of $0.8 million and losses from operations in Venezuela of $2.6 million for the three and nine months ended September 30, 2014, respectively.

(b)
Includes rationalization charges of $8.9 million and $1.3 million for the three months ended September 30, 2015 and 2014, respectively, and $9.4 million and $2.3 million for the nine months ended September 30, 2015 and 2014, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2015	2014

Cash flows provided by (used in) operating activities:
Net income	$145.9	$158.8
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	109.8	114.2
Rationalization charges	10.8	5.0
Loss on early extinguishment of debt	-	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(325.3)	(291.8)
Inventories	(43.7)	(81.6)
Trade accounts payable and other changes, net	54.3	41.3
Net cash used in operating activities	(48.2)	(52.6)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(0.7)	(17.7)
Capital expenditures	(151.4)	(94.3)
Proceeds from asset sales	0.2	1.2
Net cash used in investing activities	(151.9)	(110.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(29.9)	(29.0)
Changes in outstanding checks – principally vendors	(82.8)	(86.5)
Shares repurchased under authorized repurchase program	(170.1)	(24.7)
Net borrowings and other financing activities	364.5	289.0
Net cash provided by financing activities	81.7	148.8

Cash and cash equivalents:
Net decrease	(118.4)	(14.6)
Balance at beginning of year	222.6	160.5
Balance at end of period	$104.2	$145.9

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2015	2014	2015	2014

Net income per diluted share as reported	$1.16	$1.31	$2.37	$2.49

Adjustments:
Rationalization charges	0.10	0.03	0.12	0.05
Loss on early extinguishment of debt	-	-	-	0.02
Net (income) loss from operations in Venezuela	-	(0.01)	-	0.03
Adjusted net income per diluted share	$1.26	$1.33	$2.49	$2.59

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2015	2015	2014	2015	2015	2014
Net income per diluted share as estimated
for 2015 and as reported for 2014	$0.35	$0.45	$0.37	$2.73	$2.83	$2.86

Adjustments:
Rationalization charges	0.03	0.03	0.21	0.15	0.15	0.26
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Loss on early extinguishment of debt	-	-	-	-	-	0.02
Net loss from operations in Venezuela	-	-	-	-	-	0.03
Adjusted net income per diluted share
as estimated for 2015 and presented for 2014	$0.38	$0.48	$0.58	$2.88	$2.98	$3.17

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, costs attributable to announced acquisitions, the loss on early extinguishment of debt and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela were unable to import raw materials on a regular basis, and as a result the Company has ceased operations in Venezuela.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.